Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

MAGNA INTERNATIONAL INC.

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

Plan	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

2022 Treasury Performance Stock Unit Plan	Equity	Common Shares, without par value	Rule 457(c) and 457(h)	3,000,000	$50.87(2)	$152,610,000.00	$110.20 per million dollars	$16,817.62

	Total Offering Amounts					$152,610,000.00		$16,817.62

	Total Fee Offsets							$—

	Net Fee Due							$16,817.62

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Common Shares, without par value (“Common Shares”), of Magna International, Inc. (the “Company”) that become issuable under the Company’s 2022 Treasury Performance Stock Unit Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding Common Shares.

(2)

This estimate is made pursuant to Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Unit for shares available for future grant is the average of the high and low prices for the registrant’s Common Shares as reported on the New York Stock Exchange on March 28, 2023.